Exhibit 99.1

FXCM Signs Agreement to Sell

News and Research Website DailyFX for $40 Million

NEW YORK, September 30, 2016 – FXCM Inc. (NASDAQ:FXCM) (“FXCM”), a leading online provider of foreign exchange (FX) trading and related services, today announced that it has agreed to sell DailyFX, its news and research website to IG Group (“IG”), a global leader in online trading, for a price of $40 million. Subject to IG final approval and customary closing conditions, the transaction is expected to close by the end of October.

Upon completion, IG will receive the entire DailyFX business including all international and domestic web domains, source code and content. 34 employees currently working on DailyFX domains will also transfer to IG in the transaction. FXCM will continue to be an advertiser to U.S. and Canadian residents on the DailyFX English version of the website.

Once the transaction is completed, a transition period for migration purposes will begin immediately. Cash of $36 million will be paid to FXCM on closing, with the additional $4 million to be paid on completion of certain migration requirements. Proceeds from the sale will be used to repay debt owed to Leucadia. Following this transaction, FXCM will have made loan repayments of $157 million to Leucadia with $153 million outstanding and will have repaid more than half its debt.

“While DailyFX is a high quality asset and was not a targeted asset to sell, the opportunity came along and it was something we felt we should take advantage of,” said Drew Niv CEO of FXCM. “At this time, we do not plan on selling any other retail FX assets and believe the remaining assets held for sale satisfy the remaining debt outstanding to Leucadia.”

FXCM strongly believes in education, trading tools and resources and will continue to offer high quality forex trading education and provide news and analytics through its FXCM web domains as well as on the FXCM Trading Station platform and charting package. The company will continue to offer FXCM clients with proprietary data and premium resources. In the coming weeks FXCM will be launching FXCM Plus, a password protected webpage for all FXCM live clients which will include FXCM’s proprietary data including signals, sentiment data (SSI), live webinars and technical alerts. FXCM clients will also still have access to IG’s DailyFX PLUS.

For more information on FXCM's tools and resources, and to open a demo or live account, traders can contact an FXCM specialist at info@fxcm.com or call 1-212-897-7660.

Visit www.fxcm.com and follow us on Twitter @FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.

About Us:
FXCM Inc. (NASDAQ:FXCM) is a publicly traded company which owns 50.1% of FXCM Group, LLC (FXCM Group).

FXCM Group is a holding company of Forex Capital Markets LLC, (FXCM US), Forex Capital Markets Limited, inclusive of all EU branches (FXCM UK), FXCM Australia Pty. Limited, (FXCM AU), and all affiliates of aforementioned firms, or other firms under the FXCM group of companies [collectively "FXCM"]. FXCM Group is owned and operated by FXCM Inc. (NASDAQ:FXCM) and Leucadia National Corporation (NYSE:LUK). Leucadia National Corporation is a multi-billion dollar diversified holding company engaged through its consolidated subsidiaries in a variety of businesses.

FXCM is a leading provider of online foreign exchange (FX) trading, CFD trading, spread betting and related services. The company's mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on FX trading and provides trading tools proprietary data and premium resources.  FXCM Pro provides retail brokers, small hedge funds and emerging market banks access to wholesale execution and liquidity, while providing high and medium frequency funds access to prime brokerage services via FXCM Prime.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Contacts

Jaclyn Sales, 646-432-2463

Vice-President, Corporate Communications and Investor Relations

jsales@fxcm.com